Exhibit 23.1



                         Independent Auditors' Consent


The Board of Directors
Knight Transportation, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-72377 and 333-105718 on Form S-8 of Knight Transportation, Inc. of our report dated January 21, 2004 with respect to the consolidated balance sheets of Knight Transportation, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the years then ended, and the related financial statement schedule for the years ended December 31, 2003 and 2002, which report appears in the December 31, 2003, annual report on Form 10-K of Knight Transportation, Inc.

Our report dated January 21, 2004 states that the consolidated financial statements and consolidated financial statement schedule of Knight Transportation, Inc. and subsidiaries as of December 31, 2001 and for the year then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated January 16, 2002. As described in Note 1, the consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. In our opinion, the disclosures for 2001 in Note 1 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of Knight
Transportation,   Inc.  and  subsidiaries   other  than  with  respect  to  such
disclosures.


/s/ KPMG LLP

Phoenix, Arizona
February 23, 2004